Exhibit 10.3
June 5, 2017
Mr. Matthew W. Hardt
Re: Transitional Services Agreement
Dear Matt:
This letter agreement (this "Agreement") is intended to set forth our mutual understanding regarding your transition from Executive Vice President and Chief Financial Officer of Cooper-Standard Holdings Inc. and Cooper Standard Automotive Inc. (collectively, the “Company” or “Cooper Standard”) to a non-executive employee of the Company. Accordingly, we agree as follows:
1. Resignation. You hereby resign and the Company hereby accepts your resignation as (a) the Executive Vice President and Chief Financial Officer of the Company, and (b) a director, officer, corporate secretary, legal representative, shareholder representative, or any other position or title, as the case may be, of any and all subsidiaries or affiliates of Cooper Standard and any and all other entities in which Cooper Standard holds (directly or indirectly) any equity interest, in each case, as of June 7, 2017 (the "Effective Date"). You agree to serve as a non-executive employee of the Company and provide transitional services from the Effective Date through September 30, 2017, or the date on which your employment is terminated by the Company for Cause (the first to occur of such dates, the “End Date”). For purposes of this Agreement, the period between the Effective Date and the End Date shall be the “Transition Period” and “Cause” shall mean (i) your engagement in gross negligence or willful misconduct or omission in the performance of material duties or responsibilities; (ii) your breach of any of the provisions of this Agreement.   Except as provided herein, following the Effective Date, the Company will have no further obligations to you, including under the provisions of the Offer Letter from the Company dated January 14, 2015, or any documents or plans referenced therein.
2. Transitional Services.
(a) During the Transition Period, you agree to provide transitional services to the Company. Such services will include assistance with respect to the transition of your existing employment responsibilities to your successor and such matters as may be assigned to you by the Chief Executive Officer. During the Transition Period, you agree to make yourself reasonably available to provide services reasonably requested by the Company, and you will not accept any other employment, consultancy or position that would interfere, in any way, with your duties and responsibilities hereunder. You will report to the Company’s Chief Executive Officer during the Transition Period. During the Transition Period, you agree to comply with all Company policies and procedures applicable to all employees.
(b) During the Transition Period, you will continue to be eligible for the compensation and benefits at the level you are currently receiving them, less applicable withholdings; provided,

however, that you will not be eligible for annual bonus compensation under the Company’s Annual Incentive Plan or Long-Term Incentive Plan. For the avoidance of doubt, your unvested, outstanding equity-based awards will continue to vest in accordance with their terms during the
Transition Period, but the separation of your employment upon the End Date will not constitute a termination either by the Company without cause or by you for Good Reason that would entitle you to any rights under the Company’s Executive Severance Pay Plan effective January 1, 2011 (“Severance Plan”), the Company’s 2011 Omnibus Incentive Plan, the 2017 Omnibus Incentive Plan or any special awards or grants you may have received.
3. Noncompetition, Nondisclosure and Patent Assignment Agreement. Notwithstanding anything to the contrary in this Agreement, all provisions of the Noncompetition, Nondisclosure and Patent Assignment Agreement by and between the Company and you dated January 23, 2015 (“2015 Agreement”), shall continue to apply during the Transition Period and thereafter, as stated in the 2015 Agreement to the extent as modified by your Separation Agreement and Release with the Company, as follows: For purposes of the 2015 Agreement, a “Competitor of the Company” shall be defined as only those companies set forth on Exhibit B attached to and made a part of your Separation Agreement and Release with the Company. For the avoidance of doubt, the date of “termination of Employee’s employment with the Company” for purposes of the 2015 Agreement shall be the End Date.
4. Pending Litigation. You agree to cooperate fully in connection with any and all actions, proceedings or disputes as provided in Section 20 of the 2015 Agreement.
5. Indemnification. Nothing in this Agreement will affect your rights to indemnification from the Company pursuant to the Indemnification Agreement between you and the Company, dated as of February 24, 2016, the Company’s Amended and Restated By-Laws or pursuant to law requiring such indemnification.
6. Separation Agreement and Release. To continue employment with the Company during the Transition Period and to receive the payments and benefits provided under this Agreement, you agree to (a) execute and deliver to the Company within 22 days of the date hereof the Separation Agreement and Release delivered to you herewith (the "Release"), (b) execute and deliver to the Company within 22 days of the End Date a release of claims substantially similar to the form of the Release (“End Date Release”), and (c) not revoke either the Release or the End Date Release. If you fail to execute the Release or the End Date Release or revoke either the Release or the End Date Release (in each case, as provided therein), you will be deemed to have terminated your employment without Good Reason as of the date of non-delivery or revocation and you will not be entitled to any further compensation from the Company and the Company will be entitled to a return of, and you will be obligated to repay to the Company, any and all compensation and benefits received by you from the Company during the Transition Period.
7. Miscellaneous. The modified provisions of the 2015 Agreement will be deemed to be incorporated into this Agreement.

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.
Very truly yours,
COOPER-STANDARD HOLDINGS INC.

By: /S/ LARRY E. OTT
Larry E. Ott
Senior Vice President, Chief Human Resources Officer

Accepted and Agreed to:

/S/ MATTHEW W. HARDT
Matthew W. Hardt
Date: June 5, 2017

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